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                                                                    EXHIBIT 99.1

Press Release                                     Source: TeamStaff, Inc.


TeamStaff Announces Appointment of Tim Nieman as President of TeamStaff Rx Friday December 12, 10:11 am ET.

SOMERSET, N.J., Dec. 12 /PRNewswire-FirstCall/ -- TeamStaff, Inc. (Nasdaq: TSTF
- News), one of the nation's leading providers of healthcare staffing and specialty payroll services, today announced that Tim Nieman was appointed today as the President of its medical staffing division, TeamStaff Rx.

         Mr. Nieman comes to TeamStaff Rx with over seventeen years of experience in the staffing industry. Prior to joining TeamStaff Rx, Mr. Nieman held positions in sales, operations, information technology and product development for Spherion and Norrell Services Corporation.

         Commenting on Mr. Nieman's appointment, T. Kent Smith, TeamStaff's President and Chief Executive Officer, stated, "We are excited to have someone of Tim's caliber joining us to lead TeamStaff Rx. The sale of our PEO division last month provided us with the resources to focus on building our medical staffing division. We believe that the temporary medical staffing industry is about to undergo the same sea-change that the temporary technical and clerical staffing industry underwent a few years ago. Top-notch client service, integration and online vendor management tools will be the hallmark of those medical staffing service providers that want to be on the short list of vendors for hospitals and institutions nationwide. Tim has first-hand experience in this area, and has been instrumental over the past few months in helping TeamStaff Rx develop its Vendor Integration Program (VIP), which is designed to provide our clients with sophisticated systems and tools to manage their temporary medical staffing needs. Tim's broad knowledge and skill set make him ideally suited to oversee the future direction of our medical staffing division."

         Mr. Smith continued, "Additionally, Tim's successful background in sales management through multiple channels and in multiple geographies will be invaluable as we rebuild and redirect our medical staffing sales organization. Tim brings a successful track record to TeamStaff Rx, and we expect that he will be an integral part of our new sales and marketing strategy. All in all, we believe TeamStaff Rx is in good hands."

         Commenting on his appointment, Mr. Nieman stated, "I am excited by the opportunity to drive TeamStaff Rx's success as we enter into a new era of product development and growth. I am looking forward to working with a team of dedicated professionals who have delivered unparalleled service for many years. Together, we can move TeamStaff Rx forward."

         Mr. Nieman assumes the role formerly held by Betsy Hoaglin. Mr. Smith stated, "TeamStaff Rx started with Betsy Hoaglin. She helped create the culture of world-class service that permeates the organization. We thank her for her many years of service."

About TeamStaff:

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and staffing solutions. TeamStaff Rx provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services, TeamStaff's payroll


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processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure;
(iv) ability to effectively implement its business strategies and operating efficiency initiatives; (v) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vi) changes in the competitive environment in the temporary staffing and payroll processing industry; and (vii) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission.

For further information please contact: T. Kent Smith, President & CEO of TeamStaff, Inc., +1-732- 748-1700; or Christi Mottola, Managing Partner, CCG Investor Relations, +1-949-851-1109, cmottola@aol.com, for TeamStaff, Inc.


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Source: TeamStaff, Inc.